Exhibit 99.1

Verso Paper Corp. Announces Proposed $325 Million Debt Offering

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 27, 2009--Verso Paper Corp. (NYSE: VRS) announced today that its subsidiary, Verso Escrow LLC (“Verso Escrow”), is proposing to issue $325 million aggregate principal amount of senior secured notes due 2014 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The offer is subject to a number of conditions, including the amendment of the existing senior secured credit facilities of Verso’s subsidiary, Verso Paper Holdings LLC (“Verso Holdings”), to, among other things, permit the incurrence of the Notes on a parity basis with the lenders and eliminate the requirement to maintain a net first-lien secured debt to Adjusted EBITDA ratio. Verso Holdings and Verso Paper Inc., another subsidiary, will assume Verso Escrow’s obligations under the Notes upon the satisfaction of certain closing conditions.

Verso Holdings intends to use the net proceeds from this offering to repay the full $252.9 million outstanding under its senior secured term loan. Any additional proceeds received from the sale of the Notes will be used for general corporate purposes, including to repay revolving credit borrowings.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. investors pursuant to Regulation S. The Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising.

Forward-Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and
Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com